Exhibit 99.01

Valero Energy Partners LP Reports Third Quarter 2017 Results

•	Reported net income attributable to partners of $58 million and EBITDA attributable to the Partnership of $79 million.

•	Reported net cash provided by operating activities of $79 million and distributable cash flow of $75 million.

•	Increased the cash distribution by 5.5 percent to $0.48 per unit, resulting in a distribution coverage ratio of 1.6x.

•	Announced the acquisitions of the Port Arthur terminal assets and Parkway Pipeline LLC for $508 million, which are expected to close effective November 1, 2017.

SAN ANTONIO, October 27, 2017 – Valero Energy Partners LP (NYSE: VLP, the “Partnership”) today reported third quarter 2017 net income attributable to partners of $58 million, or $0.65 per common limited partner unit, and EBITDA attributable to the Partnership of $79 million. The Partnership reported net cash provided by operating activities of $79 million and distributable cash flow of $75 million. The distribution coverage ratio for the third quarter was 1.6x.

“Despite disruptions caused by Hurricane Harvey at several of Valero’s refineries, VLP’s assets that serve those refineries ran well during the quarter,” said Joe Gorder, Chairman and Chief Executive Officer of VLP’s general partner.

Financial Results
Revenues were $109 million for the third quarter of 2017 compared to $92 million for the third quarter of 2016. Revenues were higher in the third quarter of 2017 compared to the third quarter of 2016 primarily due to contributions from the Meraux and Three Rivers terminals, which were acquired in September 2016, and the Red River pipeline segment, which was acquired in January 2017. Cost of revenues excluding depreciation expense was $26 million, general and administrative expenses were $4 million, and depreciation expense was $12 million, all of which were in line with the third quarter of 2016.

Liquidity and Financial Position
As of September 30, 2017, the Partnership had $836 million of total liquidity consisting of $116 million in cash and cash equivalents and $720 million available on its revolving credit facility. Capital expenditures attributable to the Partnership in the third quarter of 2017 were $9 million, including $8 million for expansion and $1 million for maintenance.

The Partnership continues to target $49 million of capital expenditures for 2017, which includes $35 million for expansion capital related to growth projects in the Gulf Coast region. The remaining $14 million is for maintenance.

On October 19, the board of directors of VLP’s general partner declared a third quarter 2017 cash distribution of $0.48 per unit. This distribution represents a 5.5 percent increase from the second quarter of 2017.

Strategic Update
Yesterday, the Partnership announced the acquisitions of the Port Arthur terminal assets and Parkway Pipeline LLC from Valero Energy Corporation (NYSE: VLO, “Valero”) for total consideration of $508 million. The acquired operations are expected to contribute a total of approximately $24 million and $60 million of net income and EBITDA, respectively, in the first 12 months of operation. Upon closing, the Partnership plans to enter into separate 10-year terminaling and transportation agreements with Valero for each operation that include minimum volume commitments covering approximately 85 percent of expected throughput. The transaction is expected to close effective November 1, 2017.

“We are pleased to continue growing VLP’s footprint in the Gulf Coast region,” said Gorder. “This transaction, combined with our organic growth projects, and strong distribution coverage, positions the Partnership well to deliver its targeted distribution growth without the need for additional acquisitions.”

The Partnership continues to target annual distribution growth of 25 percent for 2017 and at least 20 percent for 2018.

Conference Call
The Partnership’s senior management will host a conference call at 10 a.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s website at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a master limited partnership formed by Valero Energy Corporation to own, operate, develop and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States that are integral to the operations of 10 of Valero’s refineries. Please visit www.valeroenergypartners.com for more information.

Contacts
Investors:
John Locke, Vice President – Investor Relations, 210-345-3077
Karen Ngo, Senior Manager – Investor Relations, 210-345-4574
Tom Mahrer, Manager – Investor Relations, 210-345-1953
Media:
Lillian Riojas, Director – Media and Communications, 210-345-5002

Safe-Harbor Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the SEC, including the Partnership’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the SEC and available on the Partnership’s website at www.valeroenergypartners.com. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Use of Non-GAAP Financial Information
This earnings release includes the terms “EBITDA,” “distributable cash flow,” and “coverage ratio.” These terms are supplemental financial measures that are not defined under United States generally accepted accounting principles (GAAP). We reconcile these non-GAAP measures to the most directly comparable GAAP measures in the tables that accompany this release. In note (n) to the tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information.

VALERO ENERGY PARTNERS LP
RECONCILIATION OF FORECASTED NET INCOME UNDER GAAP TO EBITDA
(Unaudited, in Thousands)

Full Year Beginning Nov 1, 2017 Port Arthur Terminal Assets and Parkway Pipeline
Forecasted net income	$24,300
Add: Forecasted depreciation expense	24,300
Add: Forecasted interest expense	10,900
Add: Forecasted income tax expense	100
Forecasted EBITDA	$59,600

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(thousands of dollars, except per unit amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Statement of income data (a):
Operating revenues – related party (b)	$109,340	$92,040	$325,701	$258,471
Costs and expenses:
Cost of revenues (excluding depreciation expense reflected below) (c)	26,478	24,089	77,078	72,461
Depreciation expense (d)	12,113	11,319	36,393	34,652
Other operating expenses (e)	537	—	537	—
General and administrative expenses (f)	3,865	4,094	11,558	12,174
Total costs and expenses	42,993	39,502	125,566	119,287
Operating income	66,347	52,538	200,135	139,184
Other income, net	300	76	546	210
Interest and debt expense, net of capitalized interest (g)	(8,747)	(3,672)	(25,587)	(9,582)
Income before income taxes	57,900	48,942	175,094	129,812
Income tax expense	311	235	925	780
Net income	57,589	48,707	174,169	129,032
Less: Net loss attributable to Predecessor	—	(3,002)	—	(15,422)
Net income attributable to partners	57,589	51,709	174,169	144,454
Less: General partner’s interest in net income	13,037	6,634	33,923	15,351
Limited partners’ interest in net income	$44,552	$45,075	$140,246	$129,103

Net income per limited partner unit (basic and diluted):
Common units	$0.65	$0.77	$2.06	$2.08
Subordinated units (h)	$—	$0.29	$—	$1.73

Weighted-average limited partner units outstanding (basic and diluted) (in thousands):
Common units – public	22,476	21,504	22,310	21,502
Common units – Valero	45,687	32,395	45,687	21,095
Subordinated units – Valero (h)	—	12,517	—	23,326

See Notes to Earnings Release Tables on Table Page 5.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(thousands of dollars, except per unit and per barrel amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating highlights (a):
Pipeline transportation:
Pipeline transportation revenues (b)	$23,042	$18,371	$71,076	$57,934
Pipeline transportation throughput (BPD) (i)	859,473	778,369	941,289	849,015
Average pipeline transportation revenue per barrel (j) (k)	$0.29	$0.26	$0.28	$0.25
Terminaling:
Terminaling revenues (b)	$85,157	$73,534	$252,460	$200,132
Terminaling throughput (BPD) (l)	2,693,788	2,394,292	2,760,000	2,131,113
Average terminaling revenue per barrel (j)	$0.34	$0.33	$0.34	$0.34
Storage and other revenues (m)	$1,141	$135	$2,165	$405
Total operating revenues – related party	$109,340	$92,040	$325,701	$258,471
Capital expenditures (a):
Maintenance	$921	$3,352	$4,294	$9,063
Expansion	8,136	953	20,003	6,848
Total capital expenditures	9,057	4,305	24,297	15,911
Less: Capital expenditures attributable to Predecessor	—	1,113	—	3,394
Capital expenditures attributable to Partnership	$9,057	$3,192	$24,297	$12,517
Other financial information:
Net cash provided by operating activities	$78,837	$61,528	$219,819	$162,212
Distributable cash flow (n)	$74,732	$61,750	$211,209	$171,695
Distribution declared per unit	$0.4800	$0.3850	$1.3625	$1.0900
Distribution declared:
Limited partner units – public	$10,794	$8,341	$30,635	$23,510
Limited partner units – Valero	21,930	17,590	62,249	48,989
General partner units – Valero	12,796	6,244	32,790	14,196
Total distribution declared	$45,520	$32,175	$125,674	$86,695
Distribution coverage ratio: Distributable cash flow divided by total distribution declared (n)	1.64x	1.92x	1.68x	1.98x

			September 30,	December 31,
			2017	2016
Balance sheet data:
Cash and cash equivalents			$115,755	$71,491
Total assets			1,110,150	979,257
Debt (no current portion)			895,177	895,355
Partners’ capital			177,184	55,824
Working capital			116,656	84,688

See Notes to Earnings Release Tables on Table Page 5.

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VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
RECONCILIATION OF NON-GAAP MEASURES TO MOST COMPARABLE AMOUNTS
REPORTED UNDER U.S. GAAP (n)
(thousands of dollars)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation of net income to EBITDA and distributable cash flow (a) (n):
Net income	$57,589	$48,707	$174,169	$129,032
Plus:
Depreciation expense	12,113	11,319	36,393	34,652
Interest and debt expense, net of capitalized interest	8,747	3,672	25,587	9,582
Income tax expense	311	235	925	780
EBITDA	78,760	63,933	237,074	174,046
Less: EBITDA attributable to Predecessor	—	(2,395)	—	(11,492)
EBITDA attributable to Partnership	78,760	66,328	237,074	185,538
Plus:
Adjustments related to minimum throughput commitments	(15)	865	(1,740)	1,100
Less:
Cash interest paid	3,092	3,204	19,136	8,688
Income taxes paid	—	—	695	496
Maintenance capital expenditures attributable to Partnership	921	2,239	4,294	5,759
Distributable cash flow	$74,732	$61,750	$211,209	$171,695

See Notes to Earnings Release Tables on Table Page 5.

Table Page 3

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
RECONCILIATION OF NON-GAAP MEASURES TO MOST COMPARABLE AMOUNTS
REPORTED UNDER U.S. GAAP (n)
(thousands of dollars)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow (a) (n):
Net cash provided by operating activities	$78,837	$61,528	$219,819	$162,212
Plus:
Changes in current assets and current liabilities	(8,722)	(1,263)	(7,988)	2,179
Changes in deferred charges and credits and other operating activities, net	(324)	(157)	(1,016)	(406)
Interest and debt expense, net of capitalized interest	8,747	3,672	25,587	9,582
Current income tax expense	222	153	672	479
EBITDA	78,760	63,933	237,074	174,046
Less: EBITDA attributable to Predecessor	—	(2,395)	—	(11,492)
EBITDA attributable to Partnership	78,760	66,328	237,074	185,538
Plus:
Adjustments related to minimum throughput commitments	(15)	865	(1,740)	1,100
Less:
Cash interest paid	3,092	3,204	19,136	8,688
Income taxes paid	—	—	695	496
Maintenance capital expenditures attributable to Partnership	921	2,239	4,294	5,759
Distributable cash flow	$74,732	$61,750	$211,209	$171,695

See Notes to Earnings Release Tables on Table Page 5.

Table Page 4

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES

(a)
References to “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole. For businesses that we acquired from Valero, those terms refer to Valero Energy Partners LP Predecessor, our Predecessor for accounting purposes for periods prior to their dates of acquisition. References in these notes to “Valero” may refer to Valero Energy Corporation, one or more of its subsidiaries, or all of them taken as a whole, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.

We acquired the following businesses from Valero in 2016:

•	On September 1, 2016, we acquired the Meraux and Three Rivers Terminal Services Business for total consideration of $325.0 million.

•	On April 1, 2016, we acquired the McKee Terminal Services Business for total consideration of $240.0 million.
Each acquisition was accounted for as the transfer of a business between entities under the common control of Valero. Accordingly, the statement of income data, operating highlights, and capital expenditures data have been retrospectively adjusted to include the historical results of operations of the acquired businesses for periods prior to their dates of acquisition.

(b)	The increase in operating revenues in the three and nine months ended September 30, 2017 compared to the three and nine months ended September 30, 2016 was due primarily to the following:

•
Incremental terminaling throughput from acquired businesses. We generated incremental revenues of $10.0 million and $46.7 million, respectively, by the acquired businesses described in Note (a). Prior to being acquired by us, the businesses described in Note (a) did not charge Valero for services provided and did not generate revenues. Effective with the date of each acquisition, we entered into additional schedules to our commercial agreements with Valero with respect to the services we provide to Valero using the assets of the acquired businesses. This resulted in new charges for terminaling services provided by these assets.

•
Incremental operating revenues at Red River crude system. We generated incremental revenues of $2.6 million and $7.2 million, respectively, on our Red River crude system. Effective January 18, 2017, we acquired a 40 percent undivided interest in (i) the newly constructed Hewitt segment of Plains All American L.P.’s Red River pipeline, (ii) two 150,000 shell barrel capacity tanks located at Hewitt Station, and (iii) a pipeline connection from Hewitt Station to Wasson Station (collectively, the Red River crude system).

•
Higher throughput volumes. We experienced a 10 percent increase in volumes transported through our other pipeline systems in the third quarter of 2017 compared to the third quarter of 2016. The increase in volumes had a favorable impact to our operating revenues of $1.8 million in the third quarter of 2017. In addition, we experienced a 7 percent increase in volumes handled at our other terminals in the first nine months of 2017 compared to the first nine months of 2016. The increase in volumes had a favorable impact to our operating revenues of $8.0 million in the first nine months of 2017.

(c)
The increase in “cost of revenues (excluding depreciation expense reflected below)” in the three and nine months ended September 30, 2017 compared to the three and nine months ended September 30, 2016 was due primarily to incremental expenses of $570,000 and $1.5 million, respectively, related to our Red River crude system and $735,000 and $1.3 million, respectively, related to the rail loading facility at our St. Charles terminal, which was placed in service in the second quarter of 2017. In addition, we incurred higher maintenance expenses of $879,000 in each period at our Houston and St. Charles terminals due primarily to inspection activity.

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VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

(d)
The increase in depreciation expense in the three and nine months ended September 30, 2017 compared to the three and nine months ended September 30, 2016 was due primarily to depreciation expense recognized on the assets that compose our Red River crude system, which was acquired in the first quarter of 2017.

(e)
Other operating expenses reflects costs incurred (net of insurance proceeds) as a result of damages caused by Hurricane Harvey primarily at our Houston terminal and Port Arthur products system in the three and nine months ended September 30, 2017.

(f)
The decrease in general and administrative expenses in the three months ended September 30, 2017 compared to the three months ended September 30, 2016 was due primarily to acquisition costs (legal and investment advisor fees) of $418,000 incurred in connection with our acquisition of the Meraux and Three Rivers terminals in September 2016. The decrease in acquisition costs in the 2017 period was partially offset by higher public company costs of $114,000.

The decrease in general and administrative expenses in the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016 was due primarily to acquisition costs of $805,000 incurred in 2016 in connection with our acquisitions of the businesses described in Note (a). The decrease in acquisition costs in the 2017 period was partially offset by incremental costs of $204,000 related to the management fee charged to us by Valero in connection with the acquired businesses and higher public company costs of $135,000.

(g)
The increase in “interest and debt expense, net of capitalized interest” in the three and nine months ended September 30, 2017 compared to the three and nine months ended September 30, 2016 was due primarily to the following:

•
Incremental borrowings in connection with the 2016 acquisitions. In connection with the acquisitions described in Note (a), we borrowed $349.0 million under our revolving credit agreement. Interest expense on the incremental borrowings was approximately $481,000 and $3.8 million in the three and nine months ended September 30, 2017, respectively.

•
Incremental interest expense incurred on the senior notes. In December 2016, we issued $500.0 million of 4.375% senior notes due December 2026. We used the proceeds of the senior notes to repay $494.0 million of outstanding borrowings under our revolving credit facility. The interest rate on these senior notes is higher than our revolving credit facility, thereby increasing the effective interest rate in 2017. Incremental interest expense resulting from these senior notes was approximately $2.0 million and $6.8 million in the three and nine months ended September 30, 2017, respectively.

•
Higher interest rates in 2017. We incurred additional interest of $1.9 million and $4.1 million in the three and nine months ended September 30, 2017, respectively, on borrowings that have variable interest rates and were outstanding during 2016 and 2017.

(h)
The requirements under our partnership agreement for the conversion of all of our outstanding subordinated units into common units were satisfied upon the payment of our quarterly cash distribution on August 9, 2016. Therefore, effective August 10, 2016, all of our subordinated units, which were owned by Valero, were converted on a one-for-one basis into common units. The conversion of the subordinated units does not impact the amount of cash distributions paid or the total number of outstanding units. The subordinated units were only allocated earnings generated by us through the conversion date.

(i)
Represents the sum of volumes transported through each separately tariffed pipeline segment divided by the number of days in the period. The increase in pipeline transportation throughput in the three and nine months ended September 30, 2017 compared to the three and nine months ended September 30, 2016 was due primarily to the effect from lower volumes at our Lucas crude system and Port Arthur products system in the 2016 periods that resulted from Valero’s maintenance activities at its Port Arthur refinery in 2016, as well as new volumes at our Red River crude system, which was acquired in the first quarter of 2017.

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VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

(j)
Management uses average revenue per barrel to evaluate operating and financial performance and compare results to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput is derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance.

(k)
Average pipeline transportation revenue per barrel was higher in the three and nine months ended September 30, 2017 compared to the three and nine months ended September 30, 2016 due primarily to higher pipeline transportation revenue per barrel generated by our Red River crude system, which was acquired in the first quarter of 2017.

(l)
Represents the sum of throughput volumes at each of our terminals divided by the number of days in the period. The increase in terminaling throughput in the three and nine months ended September 30, 2017 compared to the three and nine months ended September 30, 2016 was due primarily to incremental throughput volumes attributed to the businesses we acquired in 2016, which are described in Note (a).

(m)
Storage and other revenues was higher in the three and nine months ended September 30, 2017 compared to the three and nine months ended September 30, 2016 due primarily to revenues generated by the rail loading facility at our St. Charles terminal, which was placed in service in the second quarter of 2017.

(n)	Defined terms are as follows:

•	EBITDA is defined as net income less income tax expense, interest expense, and depreciation expense.

•
Distributable cash flow is defined as EBITDA less (i) EBITDA attributable to Predecessor and cash payments during the period for interest, income taxes, and maintenance capital expenditures; plus (ii) adjustments related to minimum throughput commitments and certain other items.

•	Distribution coverage ratio is defined as the ratio of distributable cash flow to the total distribution declared.

These terms are not defined under United States (U.S.) generally accepted accounting principles (GAAP) and are considered non-GAAP measures. Management has defined these terms and believes that the presentation of the associated measures is useful to external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe our expectation of forecasted earnings;

•
assess our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	assess the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	assess our ability to incur and service debt and fund capital expenditures; and

•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Table Page 7

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with U.S. GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from our initial public offering (IPO) date and compared to cumulative distributions from the IPO date), we use distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the distribution coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared.

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